EXHIBIT 5.1

December 21, 2011

Pioneer Natural Resources Company
5205 North O'Connor Boulevard, Suite 200
Irving, Texas  75039

Dear Ladies and Gentlemen:

We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933 (the “Act”) of (i) 1,000,000 shares (the “LTIP Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) that may be issued from time to time in accordance with the terms of the Company’s 2006 Long Term Incentive Plan, as amended and restated (the “LTIP”), (ii) 1,000,000 shares of the Company’s Common Stock (the “401(k) Shares” and, together with the LTIP Shares, the “Shares”) that may be purchased in the open market and offered or sold from time to time in accordance with the terms of the Pioneer Natural Resources USA, Inc. (“Pioneer USA”) 401(k) and Matching Plan (the “401(k) Plan”), (iii) an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan (the “Interests” and, together with the Shares, the “Securities”), and (iv) the offer and sale of certain deferred compensation obligations of the Company (the “Obligations”) under the Company’s Executive Deferred Compensation Plan (the “Deferred Compensation Plan” and, together with the LTIP and the 401(k) Plan, the “Plans” and each individually, a “Plan”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2011.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and of Pioneer USA and such statues, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the amended and restated bylaws of the Company, (iv) the Plans, (v) certain resolutions adopted by the board of directors of the Company, and (vi) certain resolutions adopted by the board of directors of Pioneer USA.  As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company and Pioneer USA.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Securities and the Obligations will be issued, offered and sold, as the case may be, in accordance with the terms of the applicable Plan, (ii) the full consideration for each Share will be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the General Corporation Law of the State of Delaware.

Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Securities and the Obligations have been duly authorized and, when issued and sold, as the case may be, in accordance with the terms of the applicable Plan and the instruments executed pursuant to the applicable Plan that govern the awards to which the Securities and the Obligations relate, (i) the Securities will be validly issued, fully paid and non-assessable, and (ii) the Obligations will be the binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Deferred Compensation Plan, except that enforceability of the Obligations may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Texas and the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and we do not express any opinion as to the laws of any other jurisdiction.  We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.  The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered only to you in connection with the Registration Statement.  The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP

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